Exhibit 99.1

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 28, 2012, the date we filed our 2011 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the change in segments, the change in accounting principle, and the adoption of a new accounting standard as described in the Form 8-K and set forth in Exhibits 99.1 through 99.6 attached thereto. You should therefore read this information in conjunction with the 2011 Form 10-K and subsequent amendments on Form 10-K/A and with our reports filed with the Securities and Exchange Commission after February 28, 2012.

PART I

ITEM 1. BUSINESS

DESCRIPTION OF BUSINESS

We provide a description of Sempra Energy and its subsidiaries in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 (Exhibit 99.4 to this report).

We include information below for the following separate registrants:

▪	Sempra Energy and its consolidated entities

▪	San Diego Gas & Electric Company (SDG&E)

▪	Southern California Gas Company (SoCalGas)

References in this report to “we,” “our,” “us,” “our company” and “Sempra Energy Consolidated” are to Sempra Energy and its consolidated entities, collectively, unless otherwise indicated by the context.  SDG&E and SoCalGas are collectively referred to as the California Utilities. They are subsidiaries of Sempra Energy, and Sempra Energy indirectly owns all of the common stock and substantially all of the voting stock of each of the two companies.

Through December 31, 2011, Sempra Energy’s business was organized in five separately managed reportable segments consisting of SDG&E, SoCalGas, Sempra Generation, Sempra Pipelines & Storage and Sempra LNG (liquefied natural gas). Effective January 1, 2012, in connection with several key executive appointments made in September 2011, management realigned some of the company’s major subsidiaries to better fit its strategic direction and to enhance the management and integration of our assets. This realignment resulted in a change in reportable segments in 2012, primarily to regroup our primary business units not subject to California utility regulation under two new operating units, Sempra U.S. Gas & Power and Sempra International. These operating units include the following reportable segments:

Sempra International

▪	Sempra South American Utilities

▪	Sempra Mexico

Sempra U.S. Gas & Power

▪	Sempra Renewables

▪	Sempra Natural Gas

SDG&E and SoCalGas continue to be separate reportable segments.

In accordance with accounting principles generally accepted in the United States (GAAP), we have restated our historical information to reflect the effect of this change. All discussions of our operating units and reportable segments reflect the new segments and operating structure.

All references to “Sempra International,” “Sempra U.S. Gas & Power” and their respective reportable segments are not intended to refer to any legal entity with the same or similar name. Sempra International and Sempra U.S. Gas & Power also own utilities which are not included in our references to the California Utilities. We provide financial information about all of our reportable segments and about the geographic areas in which we do business in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 (Exhibit 99.4 to this report) and in Note 16 of the Notes to Consolidated Financial Statements in Part II, Item 8 (Exhibit 99.5 to this report).

RBS Sempra Commodities LLP

Prior to 2011, our Sempra Commodities segment contained our investment in RBS Sempra Commodities LLP (RBS Sempra Commodities), which held commodities-marketing businesses previously owned by us.  Our investment in the partnership is reported on the equity method. We and The Royal Bank of Scotland plc (RBS), our partner in the joint venture, sold substantially all of the partnership’s businesses and assets in four separate transactions completed in July, November and December of 2010 and February of 2011. We discuss these transactions and other matters concerning the partnership in Note 4 of the Notes to Consolidated Financial Statements.

The activity in the partnership no longer meets the quantitative thresholds that require Sempra Commodities to be reported as a reportable segment under applicable accounting rules, and we do not consider the remaining wind-down activities of the partnership to be of continuing significance. As a result, effective January 1, 2011, we are reporting the former Sempra Commodities segment in Parent and Other, and have restated prior year information to be consistent with this treatment.

COMPANY WEBSITES

Company website addresses are:

Sempra Energy – http://www.sempra.com

SDG&E – http://www.sdge.com

SoCalGas – http://www.socalgas.com

We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (SEC). The charters of the audit, compensation and corporate governance committees of Sempra Energy’s board of directors (the board), the board’s corporate governance guidelines, and Sempra Energy’s code of business conduct and ethics for directors and officers are posted on Sempra Energy’s website.

SDG&E and SoCalGas make available free of charge via a hyperlink on their websites their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Printed copies of all of these materials may be obtained by writing to our Corporate Secretary at Sempra Energy, 101 Ash Street, San Diego, CA 92101-3017.

The information on the websites of Sempra Energy, SDG&E and SoCalGas is not part of this report or any other report that we file with or furnish to the SEC, and is not incorporated herein by reference.

GOVERNMENT REGULATION

The most significant government regulation affecting Sempra Energy is the regulation of the California Utilities.

California Utility Regulation

The California Utilities are regulated by the California Public Utilities Commission (CPUC), the California Energy Commission (CEC) and the California Air Resources Board (CARB).

The California Public Utilities Commission:

▪	consists of five commissioners appointed by the Governor of California for staggered, six-year terms.

▪
regulates SDG&E’s and SoCalGas’ rates and conditions of service, sales of securities, rates of return, capital structure, rates of depreciation, and long-term resource procurement, except as described below in “United States Utility Regulation.”

▪	has jurisdiction over the proposed construction of major new electric transmission, electric distribution, and natural gas storage, transmission and distribution facilities in California.

▪
conducts reviews and audits of utility performance and compliance with regulatory guidelines, and conducts investigations into various matters, such as deregulation, competition and the environment, to determine its future policies.

▪	regulates the interactions and transactions of the California Utilities with Sempra Energy and its other affiliates.

We provide further discussion in Note 14 of the Notes to Consolidated Financial Statements.

SDG&E is also subject to regulation by the CEC, which publishes electric demand forecasts for the state and for specific service territories.  Based upon these forecasts, the CEC:

▪	determines the need for additional energy sources and conservation programs;

▪	sponsors alternative-energy research and development projects;

▪	promotes energy conservation programs;

▪	maintains a statewide plan of action in case of energy shortages; and

▪	certifies power-plant sites and related facilities within California.

The CEC conducts a 20-year forecast of available supplies and prices for every market sector that consumes natural gas in California. This forecast includes resource evaluation, pipeline capacity needs, natural gas demand and wellhead prices, and costs of transportation and distribution. This analysis is one of many resource materials used to support the California Utilities’ long-term investment decisions.

In 2010, the State of California required certain California electric retail sellers, including SDG&E, to deliver 20 percent of their retail energy sales from renewable energy sources. The rules governing this requirement, administered by both the CPUC and the CEC, are generally known as the Renewables Portfolio Standard (RPS) Program. In December 2011, California Senate Bill 2(1X) (33% RPS Program) went into effect, superseding the previous RPS program. The 33% RPS Program requires each California utility to procure 33 percent of its annual electric energy requirements from renewable energy sources by 2020, with an average 20 percent required over the three-year period January 1, 2011 through December 31, 2013; 25 percent by December 31, 2016; and 33 percent by December 31, 2020. We discuss this requirement as it applies to SDG&E in Note 14 of the Notes to Consolidated Financial Statements.

Certification of a generation project by the CEC as an Eligible Renewable Energy Resource (ERR) allows the purchase of output from such generation facility to be counted towards fulfillment of the RPS Program requirements, if such purchase meets the provisions of California Senate Bill 2(1X). This may affect the demand for output from renewables projects developed by Sempra Renewables and Sempra Mexico, particularly from California utilities. Final certification as an ERR for Sempra Renewables’ El Dorado Solar generation facility was approved in June 2009 and for its Copper Mountain Solar 1 facility in Nevada in February 2011.

California Assembly Bill 32, the California Global Warming Solutions Act of 2006, assigns responsibility to CARB for monitoring and establishing policies for reducing greenhouse gas (GHG) emissions. The bill requires CARB to develop and adopt a comprehensive plan for achieving real, quantifiable and cost-effective GHG emission reductions, including a statewide GHG emissions cap, mandatory reporting rules, and regulatory and market mechanisms to achieve reductions of GHG emissions. CARB is a department within the California Environmental Protection Agency, an organization which reports directly to the Governor’s Office in the Executive Branch of California State Government. We provide further discussion in Note 14 of the Notes to Consolidated Financial Statements.

United States Utility Regulation

The California Utilities are also regulated by the Federal Energy Regulatory Commission (FERC) and the Nuclear Regulatory Commission (NRC).

In the case of SDG&E, the FERC regulates the interstate sale and transportation of natural gas, the transmission and wholesale sales of electricity in interstate commerce, transmission access, rates of return on transmission investment, the uniform systems of accounts, rates of depreciation and electric rates involving sales for resale.

In the case of SoCalGas, the FERC regulates the interstate sale and transportation of natural gas and the uniform systems of accounts.

The NRC oversees the licensing, construction and operation of nuclear facilities in the United States, including the San Onofre Nuclear Generating Station (SONGS), in which SDG&E owns a 20-percent interest. NRC regulations require extensive review of the safety, radiological and environmental aspects of these facilities. Periodically, the NRC requires that newly developed data and techniques be used to reanalyze the design of a nuclear power plant and, as a result, may require plant modifications as a condition of continued operation.

The Department of Transportation (DOT) has established regulations regarding engineering standards and operating procedures applicable for the California Utilities’ natural gas transmission and distribution pipelines. The DOT has certified the CPUC to administer oversight and compliance with these regulations for the entities they regulate in California.

State and Local Regulation Within the U.S.

SoCalGas has natural gas franchises with the 12 counties and 233 cities in its service territory. These franchises allow SoCalGas to locate, operate and maintain facilities for the transmission and distribution of natural gas. Most of the franchises have indefinite lives with no expiration date. Some franchises have fixed expiration dates, ranging from 2012 to 2048.

SDG&E has

▪	electric franchises with the two counties and the 26 cities in its electric service territory; and

▪	natural gas franchises with the one county and the 18 cities in its natural gas service territory.

These franchises allow SDG&E to locate, operate and maintain facilities for the transmission and distribution of electricity and/or natural gas. Most of the franchises have indefinite lives with no expiration dates. Some natural gas franchises have fixed expiration dates, ranging from 2012 to 2035, and some electric franchises have fixed expiration dates that range from 2012 to 2018.

Sempra Renewables has operations or development projects in Arizona, California, Colorado, Hawaii, Indiana, Kansas, Nevada and Pennsylvania. Sempra Natural Gas develops and operates natural gas storage facilities in Alabama, Louisiana and Mississippi, operates its Mesquite natural gas generation facility in Arizona and has marketing operations in Texas. Sempra Natural Gas also operates Mobile Gas Service Corporation (Mobile Gas), a natural gas distribution utility serving southwest Alabama that is regulated by the Alabama Public Service Commission. These entities are subject to state and local laws, and to regulations in the states in which they operate.

Other U.S. Regulation

In the United States, the FERC, with ratemaking authority over wholesale sales of power and the transportation and storage of natural gas in interstate commerce, and siting and permitting authority for LNG terminals, regulates Sempra Renewables’ and Sempra Natural Gas’ operations. Sempra Natural Gas also owns an interest in the Rockies Express Pipeline, a natural gas pipeline which operates in several states in the United States and is subject to regulation by the FERC.

The FERC may regulate rates and terms of service based on a cost-of-service approach or, in geographic and product markets determined by the FERC to be sufficiently competitive, rates may be market-based. Our LNG terminal in the United States is subject to market-based rates and terms of service. FERC-regulated rates at the following businesses are

▪	Sempra Renewables and Sempra Natural Gas: market-based for wholesale electricity sales

▪	Sempra Natural Gas: cost-based and market-based for the transportation and storage of natural gas, respectively

▪	Sempra Natural Gas: market-based for the receipt, storage, vaporization and liquefaction of LNG and the purchase and sale of natural gas

Sempra Natural Gas is also subject to DOT rules and regulations regarding pipeline safety.

Foreign Regulation

Our Sempra Mexico segment owns and operates the following in Mexico:

▪	a natural gas-fired power plant in Baja California, Mexico

▪	natural gas distribution systems in Mexicali, Chihuahua, and the La Laguna-Durango zone in north-central Mexico

▪
natural gas pipelines between the U.S. border and Baja California, Mexico and Sonora, Mexico. Sempra Mexico also owns a 50-percent interest in a joint venture with PEMEX (the Mexican state-owned oil company) that operates two natural gas pipelines and a propane system in northern Mexico

▪	the Energía Costa Azul LNG terminal located in Baja California, Mexico

These operations are subject to regulation by the Energy Regulatory Commission (Comisión Reguladora de Energía, or CRE) and by the labor and environmental agencies of city, state and federal governments in Mexico.

Sempra South American Utilities has two utilities in South America that are subject to laws and regulations in the localities and countries in which they operate. Chilquinta Energía S.A. (Chilquinta Energía) is an electric distribution utility serving customers in the cities of Valparaiso and Viña del Mar in central Chile. Luz del Sur S.A.A. (Luz del Sur) is an electric distribution utility in the southern zone of metropolitan Lima, Peru. These utilities serve primarily regulated customers, and their revenues are based on tariffs that are set by the National Energy Commission (Comisión Nacional de Energía, or CNE) in Chile and the Energy and Mining Investment Supervisory Body (Organismo Supervisor de la Inversión en Energía y Minería, or OSINERGMIN) of the National Electricity Office under the Ministry of Energy and Mines in Peru.

Licenses and Permits

The California Utilities obtain numerous permits, authorizations and licenses in connection with the transmission and distribution of natural gas and electricity and the operation and construction of related assets, some of which may require periodic renewal.

Our other subsidiaries are also required to obtain numerous permits, authorizations and licenses in the normal course of business. Some of these permits, authorizations and licenses require periodic renewal.

Sempra Mexico and Sempra South American Utilities obtain numerous permits, authorizations and licenses for their electric and natural gas distribution and transmission systems from the local governments where the service is provided.

Sempra Mexico and Sempra Natural Gas obtain licenses and permits for the operation and expansion of LNG facilities, and the import and export of LNG and natural gas.

Sempra Renewables obtains a number of permits, authorizations and licenses in connection with the construction and operation of power generation facilities, and in connection with the wholesale distribution of electricity.

Sempra Natural Gas obtains a number of permits, authorizations and licenses in connection with the construction and operation of power generation facilities and natural gas storage facilities and pipelines, and in connection with the wholesale distribution of electricity.

We describe other regulatory matters in Note 14 of the Notes to Consolidated Financial Statements.

CALIFORNIA NATURAL GAS UTILITY OPERATIONS

SoCalGas and SDG&E sell, distribute and transport natural gas. SoCalGas purchases and stores natural gas for itself and SDG&E on a combined portfolio basis and provides natural gas storage services for others. The California Utilities’ resource planning, natural gas procurement, contractual commitments, and related regulatory matters are discussed below. We also provide further discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in Note 14 of the Notes to Consolidated Financial Statements.

Customers

For regulatory purposes, end-use customers are classified as either core or noncore customers. Core customers are primarily residential and small commercial and industrial customers. Noncore customers at SoCalGas consist primarily of electric generation, wholesale, large commercial, industrial, and enhanced oil recovery customers. Wholesale customers are primarily other investor-owned utilities (IOUs), including SDG&E, or municipally owned natural gas distribution systems. Noncore customers at SDG&E consist primarily of electric generation and large commercial and industrial customers.

Most core customers purchase natural gas directly from SoCalGas or SDG&E. While core customers are permitted to purchase directly from producers, marketers or brokers, the California Utilities are obligated to provide reliable supplies of natural gas to serve the requirements of their core customers. Noncore customers are responsible for the procurement of their natural gas requirements.

In 2011, SoCalGas added 15,000 new natural gas customer meters at a growth rate of 0.3 percent; in 2010, it added 24,000 new meters at a growth rate of 0.4 percent. SDG&E’s active natural gas customer meters increased by approximately 5,000 and 4,300 in 2011 and 2010, respectively, representing increases of 0.6 percent and 0.5 percent, respectively. Based on forecasts of new housing starts, SoCalGas and SDG&E each expects that its new meter growth rates in 2012 will be slightly higher than those in 2011.

Natural Gas Procurement and Transportation

SoCalGas purchases natural gas under short-term and long-term contracts for the California Utilities’ core customers. SoCalGas purchases natural gas from Canada, the U.S. Rockies and the southwestern U.S. to meet customer requirements and maintain pipeline reliability. It also purchases some California natural gas production and additional supplies delivered directly to California for its remaining requirements. Purchases of natural gas are primarily priced based on published monthly bid-week indices.

To ensure the delivery of the natural gas supplies to its distribution system and to meet the seasonal and annual needs of customers, SoCalGas has entered into firm interstate pipeline capacity contracts that require the payment of fixed reservation charges to reserve firm transportation rights. Pipeline companies, primarily El Paso Natural Gas Company, Transwestern Pipeline Company, Gas Transmission Northwest, Pacific Gas & Electric Company, and Kern River Gas Transmission Company, provide transportation services into SoCalGas’ intrastate transmission system for supplies purchased by SoCalGas or its transportation customers from outside of California. The FERC regulates the rates that interstate pipeline companies may charge for natural gas and transportation services.

SoCalGas has natural gas transportation contracts with various interstate pipelines. These contracts expire on various dates between 2012 and 2027.

Natural Gas Storage

SoCalGas provides natural gas storage services for core, noncore and non-end-use customers. The California Utilities’ core customers are allocated a portion of SoCalGas’ storage capacity. SoCalGas offers the remaining storage capacity for sale to others through an open bid process. The storage service program provides opportunities for these customers to purchase and store natural gas when natural gas costs are low, usually during the summer, thereby reducing purchases when natural gas costs are expected to be higher. This program allows customers to better manage their natural gas procurement and transportation needs.

Demand for Natural Gas

Growth in the demand for natural gas largely depends on the health and expansion of the Southern California economy, prices of alternative energy products, environmental regulations, renewable energy, legislation, and the effectiveness of energy efficiency programs. External factors such as weather, the price of electricity, electric deregulation, the use of hydroelectric power, development of renewable energy resources, development of new natural gas supply sources, and general economic conditions can also result in significant shifts in market price, which may in turn impact demand.

The California Utilities face competition in the residential and commercial customer markets based on customers’ preferences for natural gas compared with other energy products. In the noncore industrial market, some customers are capable of securing alternate fuel supplies from other suppliers which can affect the demand for natural gas. The California Utilities’ ability to maintain their respective industrial market shares is largely dependent on the relative spread between delivered energy prices.

Natural gas demand for electric generation within Southern California competes with electric power generated throughout the western U.S. Natural gas transported for electric generating plant customers may be affected by the growth in renewable generation, the addition of more efficient gas technologies and to the extent that regulatory changes and electric transmission infrastructure investment divert electric generation from the California Utilities’ respective service areas. The demand may also fluctuate due to volatility in the demand for electricity and the availability of competing supplies of electricity such as hydroelectric generation and other renewable energy sources. We provide additional information regarding the electric industry in Note 14 of the Notes to Consolidated Financial Statements.

The natural gas distribution business is seasonal, and revenues generally are greater during the winter heating months. As is prevalent in the industry, SoCalGas injects natural gas into storage during the summer months (usually April through October) for withdrawal from storage during the winter months (usually November through March) when customer demand is higher.

ELECTRIC UTILITY OPERATIONS

SDG&E

Customers

SDG&E’s service area covers 4,100 square miles. At December 31, 2011, SDG&E had 1.4 million customer meters consisting of:

▪	1,238,900 residential

▪	147,700 commercial

▪	500 industrial

▪	2,100 street and highway lighting

▪	4,900 direct access

SDG&E’s active electric customer meters increased by approximately 8,000 and 7,000 in 2011 and 2010, respectively, representing increases of 0.6 percent and 0.5 percent, respectively. SDG&E expects the number of active meters to increase in 2012 by approximately 9,700, representing an increase of 0.7 percent.

Resource Planning and Power Procurement

SDG&E’s resource planning, power procurement and related regulatory matters are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Notes 14 and 15 of the Notes to Consolidated Financial Statements.

Electric Resources

The supply of electric power available to SDG&E for resale is based on CPUC-approved purchased-power contracts currently in place with its various suppliers, its fully owned generating facilities, its 20-percent ownership interest in SONGS and purchases on a spot basis. This supply as of December 31, 2011 is as follows:

SDG&E ELECTRIC RESOURCES
Supplier	Source	Expiration date	Megawatts (MW)
PURCHASED-POWER CONTRACTS(1):
Department of Water Resources (DWR)-
allocated contracts:
Sunrise Power Co. LLC	Natural gas	2012	570
Other (2 contracts)	Wind	2013	104
Total			674
Other contracts with Qualifying Facilities (QFs)(2):
Applied Energy Inc.	Cogeneration	2019	114
Yuma Cogeneration	Cogeneration	2024	57
Goal Line Limited Partnership	Cogeneration	2025	50
Other (10 contracts)	Cogeneration	2012 and thereafter	37
Total			258
Other contracts with renewable sources:
NaturEner	Wind	2023 to 2024	210
Oasis Power Partners	Wind	2019	60
Kumeyaay	Wind	2025	50
Iberdrola Renewables	Wind	2018	25
WTE/FPL	Wind	2018	17
Covanta Delano	Biomass	2017	49
Blue Lake Power	Biomass	2020	11
Calpine Geysers	Geothermal	2014	25
Southern California Edison(3)	Various	2013	29
Silicon Valley Power	Geothermal	2012	40
Other (14 contracts)	Bio-gas/Hydro/Wind	2012 to 2031	53
Total			569
Other long-term and tolling contracts(4):
Otay Mesa Energy Center LLC	Natural gas	2019	603
Orange Grove Energy L.P.	Natural gas	2035	100
El Cajon Energy, LLC	Natural gas	2035	49
Portland General Electric Company (PGE)	Coal	2013	89
EnerNOC	Demand response/
	Distributed generation	2016	25
Total			866
Total contracted			2,367

GENERATION:
Palomar Energy Center	Natural gas		560
SONGS	Nuclear		430
Miramar I and II Energy Center	Natural gas		96
Desert Star Energy Center	Natural gas		495
Cuyamaca Peak Energy Plant(3)	Natural gas		42
Total generation			1,623
TOTAL CONTRACTED AND GENERATION			3,990
(1)			Contracts covering 2012 - 2035.
(2)
A QF is a generating facility which meets the requirements for QF status under the Public Utility Regulatory Policies Act of 1978. It includes cogeneration facilities, which produce electricity and another form of useful thermal energy (such as heat or steam) used for industrial, commercial, residential or institutional purposes. It also includes small power production facilities, which are generating facilities whose primary energy source is renewable (hydro, wind, solar, etc.), biomass, waste, or geothermal resources. Small power production facilities are generally limited in size to 80 MW.

(3)			Effective January 1, 2012.
(4)			Tolling contracts are purchased-power agreements under which we provide the fuel for generation to the energy supplier.

Under the contract with PGE, SDG&E pays a capacity charge plus a charge based on the amount of energy received and/or PGE’s non-fuel costs. Costs under most of the contracts with QFs are based on SDG&E’s avoided cost. Charges under the remaining contracts are for firm and as-available energy, and are based on the amount of energy received or are tolls based on available capacity. The prices under these contracts are based on the market value at the time the contracts were negotiated.

Natural Gas Supply

SDG&E buys natural gas under short-term contracts for its Palomar, Miramar, Desert Star and Cuyamaca Peak generating facilities and for the Otay Mesa Energy Center LLC, Orange Grove Energy L.P., and El Cajon Energy, LLC tolling contracts. Purchases are from various southwestern U.S. suppliers and are primarily priced based on published monthly bid-week indices. SDG&E’s natural gas is typically delivered from southern California border receipt points to the SoCal CityGate pool via backbone transmission system rights which expire on September 30, 2014.  The natural gas is then delivered from the SoCal CityGate pool to the generating facilities through SoCalGas’ pipelines in accordance with a transportation agreement that expires on May 31, 2012. SDG&E has also contracted with SoCalGas for natural gas storage from April 1, 2011 to March 31, 2012.

SDG&E also buys natural gas as the California DWR’s limited agent for the DWR-allocated contracts. Most of the natural gas deliveries for the DWR-allocated contracts are transported through the Kern River Gas Transmission Pipeline under a long-term transportation agreement. The DWR is financially responsible for the costs of gas and transportation.

SONGS

SDG&E has a 20-percent ownership interest in SONGS, which is located south of San Clemente, California. SONGS consists of two operating nuclear generating units. The city of Riverside owns 1.79 percent and Southern California Edison Company (Edison), the operator of SONGS, owns the remaining interest.

The two units began commercial operation in August 1983 and April 1984, respectively. SDG&E’s share of the capacity from the two units is 430 MW.

A third unit was removed from service in November 1992. Decommissioning of that unit is largely complete, with the remaining work to be done in the future when the remaining two units are decommissioned. Its spent nuclear fuel is being stored on site in an independent spent fuel storage installation (ISFSI) licensed by the NRC.

SDG&E has fully recovered the capital invested through December 31, 2003 in SONGS and earns a return only on subsequent capital additions, including SDG&E’s share of costs associated with the steam generator replacement project, completed in 2011.

We provide additional information concerning the SONGS units and nuclear decommissioning below in “Environmental Matters” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes 6, 14 and 15 of the Notes to Consolidated Financial Statements.

Nuclear Fuel Supply

The nuclear fuel supply cycle includes materials and services performed by others under various contracts that extend through 2020. Fuel supply contracts are index-priced and provide nuclear fuel through 2022, the expiration of SONGS’ NRC license.

Spent fuel from SONGS is being stored on site in both the ISFSI and spent fuel pools. With the completion of the current phase of decommissioning, the site has adequate space to build ISFSI storage capacity through 2022. Pursuant to the Nuclear Waste Policy Act of 1982, SDG&E entered into a contract with the U.S. Department of Energy (DOE) for spent-fuel disposal. Under the agreement, the DOE is responsible for the ultimate disposal of spent fuel from SONGS. SDG&E pays the DOE a disposal fee of $1.00 per megawatt-hour of net nuclear generation, or $3 million per year. It is uncertain when the DOE will begin accepting spent fuel from any nuclear generation facility.

We provide additional information concerning nuclear fuel costs and the storage and movement of spent fuel in Notes 6 and 15, respectively, of the Notes to Consolidated Financial Statements.

Power Pool

SDG&E is a participant in the Western Systems Power Pool, which includes an electric-power and transmission-rate agreement with utilities and power agencies located throughout the United States and Canada. More than 300 investor-owned and municipal utilities, state and federal power agencies, energy brokers and power marketers share power and information in order to increase efficiency and competition in the bulk power market. Participants are able to make power transactions on standardized terms, including market-based rates, preapproved by the FERC.

Transmission Arrangements

SDG&E’s 500-kilovolt (kV) Southwest Powerlink transmission line, which is shared with Arizona Public Service Company and Imperial Irrigation District, extends from Palo Verde, Arizona to San Diego, California. SDG&E’s share of the line is 1,162 MW, although it can be less under certain system conditions.

Mexico’s Baja California system is connected to SDG&E’s system via two 230-kV interconnections with combined capacity of 408 MW in the north to south direction and 800 MW in the south to north direction, although it can be less under certain system conditions.

Edison’s transmission is connected to SDG&E’s system at SONGS via five 230-kV interconnections with firm capacity of 2,500 MW, although it can be less under certain system conditions.

SDG&E’s Sunrise Powerlink, a 117-mile, 500-kV transmission line project that is designed to deliver up to 1,000 MW of energy from the Imperial Valley to the San Diego region, received approval from the CPUC in December 2008, the Bureau of Land Management in January 2009 and the U.S. Forest Service in July 2010. SDG&E commenced construction in the fall of 2010 and expects the line to be in commercial operation in the second half of 2012. We provide further discussion in Note 15 of the Notes to Consolidated Financial Statements.

Transmission Access

The National Energy Policy Act governs procedures for requests for transmission service. The FERC approved the California IOUs transfer of operation and control of their transmission facilities to the Independent System Operator in 1998. We provide additional information regarding transmission issues in Note 14 of the Notes to Consolidated Financial Statements.

Chilquinta Energía

Customers

Chilquinta Energía is an electric distribution utility serving approximately 600,000 customers in the cities of Valparaiso and Viña del Mar in central Chile, with a main service area covering 4,400 square miles. At December 31, 2011, its customers consisted of:

▪	563,400 residential

▪	35,400 commercial

▪	1,400 industrial

▪	4,800 street and highway lighting

▪	4,400 agricultural

In Chile, customers are also classified as regulated and non-regulated customers depending on consumption. Regulated customers are those whose consumption is less than 500 kW. Non-regulated customers are those whose consumption is greater than 2,000 kW. Customers with consumption between 500 kW and 2,000 kW may choose to be classified as regulated or non-regulated. Non-regulated customers can buy power from other sources, such as directly from the generator.

In 2011, Chilquinta Energía added 16,000 new customers at a growth rate of three percent. Chilquinta Energía expects that its customer growth rate in 2012 will be comparable to that in 2011.

Electric Resources

The supply of electric power available to Chilquinta Energía comes from power purchase contracts currently in place with its various suppliers and its generating facilities. This supply as of December 31, 2011 is as follows:

CHILQUINTA ENERGÍA ELECTRIC RESOURCES
Supplier	Source(2)	Expiration date	Megawatts (MW)
PURCHASED-POWER CONTRACTS(1):
Endesa	Thermal	2020 to 2024	31
Gener	Thermal	2023 to 2024	121
Tecnored	Thermal	2012 to 2013	4
Total			156

Endesa	Hydro	2020 to 2024	169
Gener	Hydro	2023 to 2024	56
Total			225

Endesa	Wind	2020 to 2024	3
Total contracted			384

GENERATION:
Small generation plants(3)	Thermal		8
TOTAL CONTRACTED AND GENERATION			392
(1)	Contracts covering 2012 - 2024.
(2)	Contracts with fuel sources that include natural gas, coal or diesel are collectively referred to as thermal.
(3)
Chilquinta Energía has a long-term contract with Compañía de Petróleos de Chile Copec S.A. that supplies diesel fuel to five small generation plants using trucks from different stations throughout the region.

Power Generation System

The Centers for Economic Load Dispatch (Centros de Despacho Económico de Carga, or CDEC) are private organizations in charge of coordinating the operation of the electricity system.  Each interconnected system is subject to its own CDEC, hence there is a CDEC-SIC (Sistema Interconectado Central, Central Interconnected System) and CDEC-SING (Sistema Interconectado del Norte Grande, Northern Interconnected System) for the central and the northern interconnected system, respectively.  Chilquinta Energía operates within CDEC-SIC.

Transmission System and Access

Chile’s transmission system is divided into two parts, main transmission (sistema de transmisión troncal) and the sub-transmission (sistema de subtransmisión). In Chile, main transmission lines must be greater than or equal to 220 kV. Chilquinta Energía uses the company Transelec for all of its main transmission. In general, sub-transmission systems operate at voltage levels greater than 23 kV and lower than or equal to 110 kV. Sub-transmission systems, including those owned by Chilquinta Energía, are comprised of infrastructure that is interconnected to the electricity system and geared exclusively toward supplying non-regulated or regulated end-users located in the distribution service area.

Luz del Sur

Customers

Luz del Sur is an electric distribution utility serving approximately 900,000 customers in the southern zone of metropolitan Lima, Peru, with a main service area covering 1,160 square miles. At December 31, 2011, its customers consisted of:

▪	859,900 residential

▪	56,200 commercial

▪	3,500 industrial

▪	4,800 street and highway lighting

▪	1,200 agricultural

In Peru, customers are also classified as regulated and non-regulated customers depending on consumption. Regulated customers are those whose consumption is less than 200 kW and their energy supply is considered public service. Customers with consumption between 200 kW and 2,500 kW may choose to be classified as regulated or non-regulated.

In 2011, Luz del Sur added 35,000 new customers at a growth rate of four percent. Luz del Sur expects that its customer growth rate in 2012 will be comparable to that in 2011.

Electric Resources

The supply of electric power available to Luz del Sur comes from power purchase contracts currently in place with various suppliers, as well as purchases made on a spot basis. This supply as of December 31, 2011 is as follows:

LUZ DEL SUR ELECTRIC RESOURCES
Supplier	Source(2)	Expiration date	Megawatts (MW)
PURCHASED-POWER CONTRACTS(1):
Bilateral contracts:
SN Power (ex Electroandes)	Hydro	2012	60
Celepsa	Hydro	2013	70
Eepsa S.A.	Thermal	2013	20
Edegel S.A.A.	Hydro/Thermal	2013	52
Chinango S.A.C.	Hydro	2013	3
Electroperú S.A.	Hydro/Thermal	2012	50
Egasa	Hydro/Thermal	2012	50
Total			305
Auction contracts:
Edegel S.A.A.	Hydro/Thermal	2012 to 2013	166
EnerSur S.A.	Hydro/Thermal	2012	226
Kallpa Generación S.A.	Thermal	2013	81
Chinango S.A.C.	Hydro	2013	12
Termoselva S.R.L.	Thermal	2013	54
DE-Egenor S. en C. por A.	Hydro/Thermal	2013	10
Eepsa S.A.	Thermal	2013	7
Total			556
TOTAL CONTRACTED			861
(1)			Contracts covering 2012 - 2013.
(2)			Contracts with fuel sources that include natural gas, coal or diesel are collectively referred to as thermal.

Power Generation System

The Sistema Eléctrico Interconectado Nacional (SEIN) is the Peruvian national interconnected system.  Peru also has several isolated regional and smaller systems that provide electricity to specific areas. The OSINERGMIN is an autonomous public regulatory entity that controls and enforces compliance with legal and technical regulations related to electrical activities, sets tariffs and supervises the bidding processes required by distribution companies to purchase energy from generators.

The Committee of Economic Operation of the System (Comité de Operación Económica del Sistema Interconectado Nacional, or COES) coordinates the operation and dispatch of electricity of the SEIN, and manages the short-term market. The COES oversees generation, transmission and distribution companies, as well unregulated customers with a demand higher than 200 kW.

Transmission System and Access

Transmission lines in Peru are divided into principal and secondary systems. The principal system lines are accessible by all generators and allow the flow of energy through the national grid. The secondary system lines connect principal transmission with the network of distribution companies or connect directly to certain final customers. The transmission company receives tariff revenues and collects tolls based on a charge per unit of electricity.

RATES AND REGULATION – UTILITIES

We provide information concerning rates and regulation applicable to our utilities in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Notes 1 and 14 of the Notes to Consolidated Financial Statements.

SEMPRA INTERNATIONAL AND SEMPRA U.S. GAS & POWER

Sempra International and Sempra U.S. Gas & Power contain most of our subsidiaries that are not subject to California utility regulation. In addition to the discussion of our South American utilities above, we provide descriptions of these operating units’ segments and information concerning their operations in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Notes 1, 3, 4, 15, and 16 of the Notes to Consolidated Financial Statements.

Competition

Sempra Energy’s non-utility businesses are among many others in the energy industry providing similar products and services. They are engaged in highly competitive activities that require significant capital investments and highly skilled and experienced personnel. Many of their competitors may have significantly greater financial, personnel and other resources than Sempra International and Sempra U.S. Gas & Power.

Generation – Renewables

Sempra Renewables primarily competes for wholesale contracts for the generation and sale of electricity through its development of and investments in wind and solar generation facilities. For sales of non-contracted renewable energy, Sempra Renewables competes with other non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities, and other energy service companies. The number and type of competitors may vary based on location, generation type, and project size. Also, recently enacted regulatory initiatives designed to enhance energy consumption from renewable resources for regulated utility companies may increase competition from these types of institutions. These utilities may have a lower cost of capital than most independent renewable power producers and often are able to recover fixed costs through rate base mechanisms. This recovery allows them to build, buy and upgrade renewable generation projects without relying exclusively on market clearing prices to recover their investments.  Additionally, generation from Sempra Renewables’ renewable energy assets is exposed to fluctuations in naturally occurring conditions such as wind, inclement weather and hours of sunlight.

Our renewable competitors include, among others:

▪ Edison Mission Energy ▪ GenOn Energy	▪ NextEra Energy Resources ▪ NRG Energy

Generation – Natural Gas

For sales of non-contracted power, Sempra Natural Gas is subject to competition from energy marketers, utilities, industrial companies and other independent power producers. For a number of years, natural gas has been the fuel of choice for new power generation facilities for economic, operational and environmental reasons. While natural gas-fired facilities will continue to be an important part of the nation’s generation portfolio, some regulated utilities are now constructing units powered by renewable resources, often with subsidies or under legislative mandate. These utilities may have a lower cost of capital than most independent power producers and often are able to recover fixed costs through rate base mechanisms. This recovery allows them to build, buy and upgrade generation without relying exclusively on market clearing prices to recover their investments.

When Sempra Natural Gas sells power not subject to long-term contract commitments, it is exposed to market fluctuations in prices based on a number of factors, including the amount of capacity available to meet demand, the price and availability of fuel, and the presence of transmission constraints. Some of our competitors, such as electric utilities and generation companies, have their own generation capacity, including natural gas, coal and nuclear generation.  These companies, generally larger than our segments engaged in the natural gas business, may have a lower cost of capital and may have competitive advantages as a result of their scale and the location of their generation facilities.

Our natural gas competitors include, among others:

▪ Calpine	▪ GenOn Energy
▪ Dynegy	▪ NextEra Energy Resources
▪ Edison Mission Energy	▪ NRG Energy
Because Sempra Mexico sells the power that it generates at its Termoeléctrica de Mexicali plant to Sempra Natural Gas, it is also impacted by these competitive factors.

Natural Gas Pipelines and Storage Facilities

Within its market area, Sempra Natural Gas’ and Sempra Mexico’s pipelines businesses and Sempra Natural Gas’ storage facilities businesses compete with other regulated and unregulated storage facilities and pipelines. They compete primarily on the basis of price (in terms of storage and transportation fees), available capacity, and connections to downstream markets.

Sempra Natural Gas’ competitors include, among others:

▪ AES Corporation ▪ Boardwalk Pipeline Partners ▪ Duke Energy ▪ El Paso ▪ Endesa ▪ Energy Transfer Partners ▪ Enterprise Product Partners ▪ Iberdrola Renewables (Enstor)	▪ Iberdrola ▪ Kinder Morgan ▪ Plains All-American ▪ Spectra Energy ▪ TransCanada ▪ The Williams Companies ▪ Various independent midstream asset developers
Sempra Mexico’s natural gas pipeline competitors include, among others:

▪ EDF Energy ▪ Elecnor ▪ Fermaca ▪ GDF SUEZ ▪ Kinder Morgan	▪ PEMEX (MGI) ▪ Mitsubishi ▪ Mitsui ▪ Samsung ▪ TransCanada
LNG

New supplies to meet North America’s natural gas demand may be developed from a combination of the following sources:

▪	existing producing basins in the United States, Canada and Mexico;

▪	frontier basins in Alaska, Canada, and offshore North America;

▪	areas currently restricted from exploration and development due to public policies, such as areas in the Rocky Mountains and offshore Atlantic, Pacific and Gulf of Mexico coasts;

▪	previously inaccessible or uneconomic natural gas reserves through hydraulic fracturing (natural gas recovery from shale formations) and other new exploration, drilling and production techniques;

▪	LNG imported into LNG terminals in operation or under development in the United States, Canada and Mexico; and

▪	biogas recovery from landfills and livestock operations.

In addition, the demand for energy currently met by natural gas could be met by other energy forms such as coal, hydroelectric, oil, wind, solar, geothermal, biomass and nuclear energy. Our LNG businesses will, therefore, face competition from companies that supply each of these energy sources.

Our LNG businesses currently compete with other companies that operate LNG receiving terminals and purchase and sell LNG. As of December 31, 2011, there were 14 existing and operating LNG receipt terminals in North America. There is one additional LNG receipt terminal currently under construction in North America. Worldwide, there are 87 existing and operating LNG receipt terminals in 25 countries. There are also other proposed LNG receipt terminals worldwide with which, if developed, our LNG businesses would compete to be the most economical delivery point for LNG supply of both long-term contracted and spot volumes.

Our LNG businesses’ major domestic and international competitors include, among others, the following companies and their related LNG affiliates:

▪ BG	▪ Excelerate Energy
▪ BP	▪ Gas Natural Fenosa
▪ Cheniere Energy	▪ GDF SUEZ
▪ Chevron	▪ OAO Gazprom
▪ ConocoPhillips	▪ Repsol
▪ Dominion Resources	▪ Royal Dutch Shell
▪ El Paso	▪ Southern Union
▪ Eni	▪ Statoil

ENVIRONMENTAL MATTERS

We discuss environmental issues affecting us in Notes 14 and 15 of the Notes to Consolidated Financial Statements. You should read the following additional information in conjunction with those discussions.

Hazardous Substances

In 1994, the CPUC approved the Hazardous Waste Collaborative mechanism, allowing California’s IOUs to recover hazardous waste cleanup costs for certain sites, including those related to certain Superfund sites. This mechanism permits the California Utilities to recover in rates 90 percent of hazardous waste cleanup costs and related third-party litigation costs, and 70 percent of the related insurance-litigation expenses. In addition, the California Utilities have the opportunity to retain a percentage of any recoveries from insurance carriers and other third parties to offset the cleanup and associated litigation costs not recovered in rates.

At December 31, 2011, we had accrued estimated remaining investigation and remediation liabilities of $0.6 million at SDG&E and $23.4 million at SoCalGas, both related to hazardous waste sites for which the Hazardous Waste Collaborative mechanism authorizes us to recover 90 percent of the costs. The accruals include costs for numerous locations, most of which had been manufactured-gas plants. This estimated cost excludes remediation costs of $1 million associated with SDG&E’s former fossil-fuel power plants and other locations for which the cleanup costs are not being recovered in rates. We believe that any costs not ultimately recovered through rates, insurance or other means will not have a material adverse effect on the consolidated results of operations, cash flows or financial condition of Sempra Energy, SDG&E or SoCalGas.

We record estimated liabilities for environmental remediation when amounts are probable and estimable. In addition, we record amounts authorized to be recovered in rates under the Hazardous Waste Collaborative mechanism as regulatory assets.

Air and Water Quality

The electric and natural gas industries are subject to increasingly stringent air-quality and greenhouse gas standards, such as those established by the United States Environmental Protection Agency (EPA) and the CARB. We discuss these standards in “Government Regulation – California Utility Regulation” above. The California Utilities generally recover in rates the costs to comply with these standards.

In connection with the issuance of operating permits, SDG&E and the other owners of SONGS have an agreement with the California Coastal Commission to mitigate environmental impacts to the marine environment attributed to the cooling-water discharge from SONGS. SDG&E’s share of the mitigation costs is estimated to be $55 million, of which $38 million had been incurred through December 31, 2011, and $17 million is accrued for the remaining costs through 2050. In 2008, an artificial kelp reef project was completed. The remaining costs are to complete a wetlands project and maintain both projects through 2050.

   EXECUTIVE OFFICERS OF THE REGISTRANTS

   Sempra Energy

Name	Age(1)	Position(1)
Donald E. Felsinger	64	Executive Chairman
Debra L. Reed	55	Chief Executive Officer
Mark A. Snell	55	President
Javade Chaudhri	59	Executive Vice President and General Counsel
Joseph A. Householder	56	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
G. Joyce Rowland	57	Senior Vice President – Human Resources, Diversity and Inclusion
(1) Ages and positions are as of February 28, 2012.

Each executive officer has been an officer of Sempra Energy or its subsidiaries for more than the last five years.

SDG&E and SoCalGas

Name	Age(1)	Position(1)
SAN DIEGO GAS & ELECTRIC COMPANY
Jessie J. Knight, Jr.	61	Chairman and Chief Executive Officer
Michael R. Niggli	62	President and Chief Operating Officer
James P. Avery	55	Senior Vice President – Power Supply
J. Chris Baker	52	Senior Vice President – Support Services and Chief Information Officer
Lee Schavrien	57	Senior Vice President – Finance, Regulatory and Legislative Affairs
W. Davis Smith	62	Senior Vice President and General Counsel
Robert M. Schlax	56	Vice President, Controller, Chief Financial Officer, Chief Accounting Officer and Treasurer

SOUTHERN CALIFORNIA GAS COMPANY
Michael W. Allman	51	Chairman, President and Chief Executive Officer
Anne S. Smith	58	Chief Operating Officer
J. Chris Baker	52	Senior Vice President – Support Services and Chief Information Officer
Erbin B. Keith	51	Senior Vice President – External Affairs and General Counsel
Lee Schavrien	57	Senior Vice President – Finance, Regulatory and Legislative Affairs
Robert M. Schlax	56	Vice President, Controller, Chief Financial Officer, Chief Accounting Officer and Treasurer
(1) Ages and positions are as of February 28, 2012.

Each executive officer of SDG&E and SoCalGas has been an officer or employee of Sempra Energy or its subsidiaries for more than the last five years.

OTHER MATTERS

Employees of Registrants

As of December 31, each company had the following number of employees:

	December 31,
	2011	2010
Sempra Energy Consolidated	17,483	13,504
SDG&E	5,008	4,970
SoCalGas	7,370	7,067

Labor Relations

SoCalGas

Field, technical and most clerical employees at SoCalGas are represented by the Utility Workers Union of America or the International Chemical Workers Union Council (collectively “Union”) under a single collective bargaining agreement. The collective bargaining agreement for these employees covering wages, hours, working conditions, and medical and other benefit plans expired on October 14, 2011, with SoCalGas and the Union agreeing to continue operating under the terms and conditions of the expired contract while negotiating a new agreement. A tentative agreement was reached between SoCalGas and Union leadership on January 29, 2012, which is subject to ratification by the membership of the Union. SoCalGas anticipates this ratification may occur either late first or early second quarter of 2012.

SDG&E

Field employees and some clerical and technical employees at SDG&E are represented by the International Brotherhood of Electrical Workers. Provisions of the collective bargaining agreement for these employees covering wages are in effect through August 31, 2014 and through August 31, 2015, for hours and working conditions. For these same employees, the agreement covering pension and savings plan benefits is in effect through December 4, 2012, and the agreement covering health and welfare benefits is in effect through December 31, 2013.

Luz del Sur

Field, technical and administrative employees at Luz del Sur representing 39 percent of the total workforce are represented by the Unified Trade Union of Electricity Workers of Lima and Callao, and the Trade Union of Employees of Electrolima. The collective bargaining agreement covering these employees is also extended to 118 nonrepresented employees. It covers wages, working conditions, and medical and other benefit plans and is in effect through December 31, 2012.

Chilquinta Energía

Field, technical and administrative employees at Chilquinta Energía and its subsidiaries are represented by Labor Union Number 1 Chilquinta Energía, Litoral Labor Union, and Tecnored Labor Union Number 1. The collective bargaining agreements for employees represented by these unions cover wages, hours, working conditions and medical and other benefit plans and are in effect through various dates in 2013.

Professional employees at Chilquinta Energía are represented by Group of University Graduates of Chilquinta Energía. The collective bargaining agreement for these employees covers wages, hours, working conditions and medical and other benefit plans and is in effect through August 31, 2013.